UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report: September 1, 2009
(Date of earliest event reported)
CA, Inc.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

1-9247 (Commission File Number)	13-2857434 (IRS Employer Identification No.)

One CA Plaza Islandia, New York (Address of Principal Executive Offices)	11749 (Zip Code)
(800) 225-5224

(Registrant’s Telephone Number, Including Area Code)
Not applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     On September 1, 2009, CA, Inc. (the “Company”) announced that John A. Swainson plans to retire from the position of Chief Executive Officer of the Company, effective on the earlier of December 31, 2009 or the appointment of a successor. By mutual agreement, Mr. Swainson will assist in the transition to a new CEO and upon Mr. Swainson’s retirement, Mr. Swainson will receive the severance compensation and benefits provided for under his employment agreement, which are described in the Company’s Definitive Proxy Statement on Schedule 14A, filed with the U.S. Securities and Exchange Commission (“SEC”) on July 24, 2009 (the “Definitive Proxy Statement”), under the caption “Deferred Compensation Arrangements; 401(k) Supplemental Plans; Employment Agreements; and Change in Control Severance Policy — Employment Agreements”. An estimate of these amounts, calculated as of March 31, 2009, is set forth in the Definitive Proxy Statement under the caption “Estimated Payments in the Event of Termination of Employment or Following a Change in Control” and is incorporated into this Item 5.02 by reference.
     The Board of Directors of the Company has appointed a search committee to consider internal candidates to succeed Mr. Swainson as CEO and expects to retain one or more search firms to assist in the search for external candidates. William E. McCracken, who has been non-executive Chairman of the Board, will assist Mr. Swainson during the coming months to help ensure an orderly transition. In light of Mr. McCracken’s role during the transition period, the Board has appointed him to serve as Executive Chairman on an interim basis until a new CEO is named or at the discretion of the Board. In consideration for his interim services and in lieu of his current compensation as a non-employee director and non-executive Chairman of the Board, Mr. McCracken may be paid compensation in the aggregate of up to $2,000,000 of which at least one-half shall be paid in the form of equity based awards, provided that the ultimate form and amount of his compensation (subject to the limits described) will be determined solely by the Compensation and Human Resources Committee. During this period, Mr. McCracken will continue to serve as Chairman of the Board, but will not be considered independent for the purposes of NASDAQ listing requirements, and Kay Koplovitz, a current Director of the Company who is independent for purposes of NASDAQ listing requirements, will replace him as a member of the Compensation and Human Resources Committee. The Board has also appointed Gary J. Fernandes, a current Director of the Company, to serve as Lead Independent Director on an interim basis, to preside at executive sessions of the remaining independent directors during this period. Biographical information about Mr. McCracken, Ms. Koplovitz and Mr. Fernandes can be found in the Company’s Definitive Proxy Statement under the heading “Proposal 1— Election of Directors — Nominees” and is incorporated into this Item 5.02 by reference.
     On September 1, 2009, the Company issued a press release about the events referenced above. The press release is attached as Exhibit 99.1.
     Mr. Swainson remains a nominee for re-election as a Director at the Company’s upcoming annual meeting of stockholders, to be held on September 14, 2009. If re-elected, however, he will resign from the Board when he steps down as CEO and thus is not expected to serve his full term. The Board is authorized to fill any resulting vacancy by appointing a Director to serve until a successor is elected. The other nominees for election as Directors at the 2009 annual meeting of stockholders remain unchanged.
     Stockholders who wish to vote at the 2009 annual meeting may do so by filling out the electronic proxy cards at www.proxyvote.com. Stockholders who have already submitted proxies for the meeting may revoke them, or if they wish to change their vote may revoke them and fill out new electronic proxy cards, through this website as well.

     Information about the 2009 annual meeting and the nominees for election is set forth in the Definitive Proxy Statement, although that information has been supplemented to reflect the events described above. The Definitive Proxy Statement, together with additional definitive materials, have been filed with the SEC and are also available for viewing at the website maintained for the 2009 annual meeting at www.proxyvote.com (as well as on the Company’s website at www.ca.com). In light of the events described above, stockholders are urged to review the Definitive Proxy Statement and the additional definitive materials before making any final voting decisions.
Item 7.01 Regulation FD Disclosure
     The Company’s press release and a script for its proposed webcast, each of which relates to the events described above, are attached hereto as Exhibit 99.1 and Exhibit 99.2, respectively, and are incorporated by reference into this Item 7.01.
Item 9.01 Exhibits
(a) None
(b) None
(c) None
(d) Exhibits:

Exhibit No.	Description
99.1	Press release dated September 1, 2009 announcing CEO plans to retire
99.2	Script for Webcast on September 1, 2009 announcing CEO plans to retire

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CA, INC.
Date: September 1, 2009	By:	/s/ C.H.R. DuPree
C.H.R. DuPree,
Senior Vice President, Corporate Governance, and Corporate Secretary